COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release February 7, 2006

COACHMEN INDUSTRIES, INC. TERMINATES CHIEF OPERATING OFFICER

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA)  reported today that it has terminated Matthew J. Schafer, President and Chief Operating Officer, for personal violations of company policies which did not involve any improprieties in the Company’s financial statements, accounting practices or public filings.

This termination does not affect the Company’s ability to execute upon its previously announced Intensive Recovery Plan. In conjunction with the launch of the Company’s restructuring plan in mid-2005, Schafer’s responsibilities were focused on the Housing & Building Group, and Chief Executive Officer Claire C. Skinner assumed his responsibility for the RV Group. With this change she will now also oversee the H&B Group on an interim basis, while developing more permanent strategies with that Group’s senior management team.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information contact:

Jeffery A. Tryka, CFA

Director of Planning and Investor Relations

574-262-0123

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